Exhibit 99.1

American Public Education Reports First Quarter 2015 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--May 11, 2015--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter ended March 31, 2015.

Recent Results:

  First quarter 2015 revenue decreased 3.6% to $85.4 million, compared to $88.6 million in the same period of 2014.
  Income from operations before interest income and income taxes in the first quarter of 2015 decreased to $14.5 million, compared to $16.7 million in the same period of 2014.
  Net income for the first quarter of 2015 decreased to $8.8 million, or $0.51 per diluted share, compared to $10.4 million, or $0.59 per diluted share, in the same period of 2014.
  At American Public University System, net course registrations in the first quarter of 2015 decreased approximately 6% year-over-year and net course registrations by new students in the first quarter of 2015 decreased approximately 16% year-over-year.
  As of March 31, 2015, active student enrollment at American Public University System decreased 2% to 111,500 students, compared to 113,400 students at December 31, 2014.
  As of March 31, 2015, student enrollment at Hondros College of Nursing increased approximately 22% to 1,580 students, compared to 1,290 students as of March 31, 2014.

Financial Results:

Total revenue for the first quarter of 2015 decreased 3.6% to $85.4 million, compared to total revenue of $88.6 million in the first quarter of 2014. Income from operations before interest income and income taxes in the first quarter of 2015 was $14.5 million, compared to $16.7 million in the first quarter of 2014. Net income for the first quarter of 2015 was $8.8 million, or $0.51 per diluted share, compared to net income of $10.4 million, or $0.59 per diluted share for the first quarter of 2014. The weighted average diluted shares outstanding for the first quarter of 2015 and 2014 were approximately 17.4 million and 17.8 million, respectively.

Total cash and cash equivalents as of March 31, 2015 were approximately $112.3 million with no long-term debt. Capital expenditures were approximately $5.3 million for the three months ended March 31, 2015, compared to $4.6 million in the prior year period. Depreciation and amortization was $4.6 million for the three months ended March 31, 2015, compared to $3.9 million for the same period of 2014.

Enrollments and Registrations:

American Public University System
For the three months ended March 31,	2015	2014	% Change
Net Course Registrations by New Students	14,800	17,600	-16%
Net Course Registrations	99,600	105,800	-6%

As of March 31,
Active Student Enrollment	111,500	113,400	-2%

Hondros College of Nursing
As of March 31,	2015	2014	% Change
New Student Enrollment	460	400	15%
Total Student Enrollment	1,580	1,290	22%

APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. HCON Student Enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

Second Quarter 2015 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates second quarter 2015 consolidated revenues to decrease between approximately 8% and 6% year-over-year, compared to the prior year period of 2014. The Company expects consolidated net income of between $0.42 and $0.46 per diluted share in the second quarter of 2015.

American Public Education also expects the following results from its subsidiaries in the second quarter of 2015:

  At American Public University System, net course registrations by new students are expected to decrease between 23% and 19% year-over-year and net course registrations are expected to decrease between 10% and 7% year-over-year.
  At Hondros College of Nursing, new student enrollment increased by approximately 5.5% year-over-year in the second quarter of 2015.

Webcast:

A live webcast of the Company’s first quarter 2015 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve approximately 113,080 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," “seek,” "could," "estimate," "expect," "intend," "may," "should," "will" and "would.” These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the period ended March 31, 2015 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)

Revenues	$85,444	$88,553
Costs and expenses:
Instructional costs and services	30,260	31,348
Selling and promotional	17,019	17,067
General and administrative	19,105	19,524
Depreciation and amortization	4,589	3,889

Total costs and expenses	70,973	71,828

Income from operations before interest income and income taxes	14,471	16,725
Interest income, net	10	81

Income before income taxes	14,481	16,806
Income tax expense	5,650	6,327
Equity investment loss, net of taxes	38	43

Net income	$8,793	$10,436

Net Income per common share:
Basic	$0.51	$0.59
Diluted	$0.51	$0.59

Weighted average number of common shares:
Basic	17,184	17,599
Diluted	17,354	17,805

	Three Months Ended
Segment Information:	March 31,
	2015	2014
Revenues:
American Public Education, Inc.	$77,452	$81,349
Hondros College of Nursing	$7,992	$7,204
Income from operations before interest income and income taxes:
American Public Education, Inc.	$13,316	$16,027
Hondros College of Nursing	$1,155	$698

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA, 304-885-5371
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Vice President, Investor Relations